Exhibit 99.1

Argyle Security, Inc. Announces That Registration of Warrants Was Declared Effective
Wednesday September 19, 7:34 pm ET

SAN ANTONIO--(BUSINESS WIRE)--Argyle Security, Inc. (OTC BB:ARGL.OB - News), a service and solutions provider in the physical electronic security industry, today announced that the post-effective amendment related to the registration of the shares of Argyle's common stock underlying Argyle's publicly traded warrants was declared effective as of September 17, 2007. The warrants trade under the ticker symbol ARGLW.OB.

About Argyle Security, Inc.

Formed in 2005 and headquartered in San Antonio, TX, Argyle Security's goal is to become a leading global provider of services and solutions in the physical electronic security industry through an integrated buildup strategy. Argyle's channel focus is Video Surveillance, Access Control, Perimeter/Outdoor Protection, Intrusion Protection, Fire Detection and Threat Analysis, serving selected commercial, governmental and residential markets.

In July 2007, Argyle acquired ISI Security Group ("ISI"), the parent company for three rapidly growing service and solution providers in the physical security industry: ISI Detention Contracting ("ISI-Detention"), Metroplex Control Systems ("MCS-Detention"), and Metroplex Commercial Fire and Security Alarms ("MCS-Commercial"). ISI Detention is one of the nation's largest providers of detention equipment products and service solutions. MCS-Detention and MCS-Commercial specialize in turnkey, electronic security systems for facilities that include unique engineering competencies and proprietary software products, which have security system integration capabilities as applied to the correctional facilities market as well as to commercial markets. ISI was founded in 1976.

Safe Harbor

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as "will," "believe," "expect," "anticipate," "encouraged" and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company's management identify forward-looking statements. Additional information concerning forward looking statements is contained under the heading of risk factors listed from time to time in the company's filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.

Contact:
Argyle Security
Bob Marbut, Chairman & Co-CEO
210-828-1700 (TX)
212-245-2700 (NY)
or
Cameron Associates
Investor Relations:
Amy Glynn, CFA, 212-554-5464
amy@cameronassoc.com
or
Media Relations:
Deanne Eagle, 212-554-5463
deanne@cameronassoc.com